Exhibit 107

Calculation of Filing Fee Tables

FORM S-1
(Form Type)

Spire Global, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A common stock, $0.0001 par value per share	Rule 457(c)	5,000,000	$8.24 (2)	$41,200,000	0.00015310	$6,308
Total Offering Amounts						$41,200,000		$6,308
Total Fees Previously Paid								–
Total Fee Offsets								–
Net Fee Due								$6,308

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock as may be issuable with respect to the shares being issued hereunder as a result of a stock split, stock dividend, capitalization or similar event.

(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the registrant’s Class A common stock as reported on the New York Stock Exchange as of April 21, 2025 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission).